Exhibit 99.4


                             OPTION PLAN FUNDING AND
                                ESCROW AGREEMENT


            This OPTION PLAN FUNDING AND ESCROW AGREEMENT (this "Escrow Agreement"), dated as of January 18, 2001, is among SONUS NETWORKS, INC., a Delaware corporation (the "Parent"), ANOUSHEH ANSARI and HAMID ANSARI (the "Principal Stockholders"), and THE CHASE MANHATTAN BANK, a New York State Bank, as escrow agent (in such capacity, the "Escrow Agent"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below). The Escrow Agent (i) has not received a copy of, (ii) has not reviewed, (iii) is not a party to, and (iv) will not be held responsible under the terms of the Merger Agreement.

            WHEREAS, the Parent, STORM MERGER SUB, INC., a Texas corporation and wholly owned subsidiary of the Parent ("Merger Sub"), and TELECOM TECHNOLOGIES, INC., a Texas corporation (the "Company"), have entered into an Agreement and Plan of Merger and Reorganization, dated as of November 2, 2000 (the "Merger Agreement"), pursuant to which the Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation, and all of the outstanding shares of Class A common stock, no par value, and Class B common stock, no par value, of the Company (collectively, "Company Common Stock"), will be exchanged into the right to receive shares of the common stock of the Parent, par value $0.001 per share (the "Parent Common Stock");

            WHEREAS, pursuant to the Merger Agreement, the Parent shall deposit in escrow an aggregate of 5,400,000 of the shares of Parent Common Stock (the "Earn-out Escrow Shares") that would otherwise be issuable to the Company Stockholders, in the Merger, to be held and distributed on the terms and conditions set forth in an Escrow Agreement, dated as of the date hereof, among the Parent, the Stockholders Representatives named therein and the Escrow Agent (the "Earn-out Escrow Agreement"); and

            WHEREAS, in accordance with certain agreements entered into prior to the date hereof, the Principal Stockholders have agreed with certain other stockholders of the Company to fund the exercise of all outstanding options, warrants and other contingent rights to acquire shares of Parent Common Stock (the "Roll-Over Options") issued in replacement for all outstanding options, warrants and other contingent rights to acquire shares of Company Common Stock granted by the Company prior to the Effective Time (the "Company Options"), and is willing to enter into this Escrow Agreement with the Parent to continue to fund the exercise of the Roll-Over Options after the Effective Time (as defined in the Merger Agreement) on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Escrow Agreement, the parties hereto hereby agree as follows:

      1. AGREEMENT TO FUND ROLL-OVER OPTION EXERCISES; DEPOSIT OF ESCROWED SHARES AND DEPOSIT OF ADDITIONAL ESCROWED SHARES IF REQUIRED.

            (a) The Principal Stockholders hereby agree that, in the event that any of the Roll-Over Options are exercised for cash or the surrender of shares of Parent Common Stock after January 18, 2001, the Principal Stockholders shall deliver to the Parent, in exchange for the payment to the Principal Stockholders of the aggregate amount of exercise price (if any) received by Parent upon the exercise of such Roll-Over Options in accordance with their terms as of the Effective Time, the number of shares of Parent Common Stock required to be issued to the holder of such Roll-Over Option, PROVIDED, that (i) if the exercise price for the Roll-Over Options is paid through the surrender of shares of Parent Common Stock in accordance with the terms of the relevant Roll-Over Option, the Principal Stockholders shall only be required to deliver to Parent the number of shares of Parent Common Stock actually issued by the Parent (i.e., the "net" amount) to the optionee in respect of such Roll-Over Option, and the Parent shall not be required to deliver to the Principal Stockholders the shares of Parent Common Stock surrendered in payment of the exercise price of such Roll-Over Option; and (ii) if the Parent makes any adjustments to the Roll-Over Options which is materially favorable to the Optionee, including a reduction in the relevant exercise price or an acceleration of such Roll-Over Options, that in any case is not required by the relevant stock option plan or the agreement evidencing such Roll-Over Options (the "Adjusted Options"), the Principal Stockholders shall have no obligation to deliver shares of Parent Common Stock upon any exercise of such Adjusted Options.

            (b) The Escrow Agent shall maintain any shares of Parent Common Stock subject to this Escrow Agreement (the "Option Escrow Shares") and any other property subject to this Escrow Agreement in a separate account (the "Escrow Account").

            (c) In accordance with Section 3.3(b) of the Merger Agreement, as of January 18, 2001, the Parent shall deposit with the Escrow Agent stock certificates representing 1,548,340 shares of Parent Common Stock, as escrow agent under this Escrow Agreement (the "Initial Escrowed Shares") that would otherwise be issuable to the Principal Stockholders in the Merger but for such
Section 3.3(b), with stock powers duly executed in blank by the Principal Stockholders. In addition, the Parent and the Principal Stockholders hereby agree that at such time as they would otherwise be distributable the Parent shall be entitled to cause a number of shares of Parent Common Stock that would otherwise be distributable to the Principal Stockholders pursuant to Section 2 of the Earn-out Escrow Agreement to be deposited into the Escrow Account so that the number of Option Escrow Shares shall at all times be equal to not less than the "Minimum Escrow Number" defined below. Such shares of Parent Common Stock shall be held by the Escrow Agent hereunder as Option Escrow Shares and distributed in accordance with the terms hereof. In the event that the Parent elects to exercise its right to cause such shares of Parent Common Stock to become Option Escrow Shares, the Parent shall deliver a notice (referred to in the Earn-Out Escrow Agreement as a "Deposit Notice") to the Escrow Agent indicating the number of shares of Parent Common Stock that would otherwise be distributable to the Principal Company Stockholders under Section 2 of the Earn-Out Escrow Agreement that are to be deposited into the Escrow Account established hereby as Option Escrow Shares and the Escrow Agent shall accept the deposit of such additional Option

Escrowed Shares. The "Minimum Escrow Number" shall be equal to the maximum number of shares of Parent Common Stock issuable upon the exercise in full for cash of all Roll-Over Options outstanding at the time of a release from the Earn-Out Escrow, regardless of whether or not such Roll-Over Options are at such time exercisable.

      2.    ADJUSTMENTS TO AND RELEASE OF ESCROWED SHARES.

            (a) Upon the exercise of any Roll-Over Options by the holders thereof (an "Optionee") pursuant to the Company's Amended and Restated 1998 Equity Incentive Plan (the "Plan"), for cash, including any exercise that takes place pursuant to the mechanism established by Article Two, Section VII(A)(2)(b) of the Plan, the Parent shall provide notice to the Principal Stockholders and the Escrow Agent of such exercise, including the number of shares of Parent Common Stock issued and the date of such issuance. After the Parent has received the total exercise price due, if any, from the Optionee (the "Exercise Price"), the Parent shall deposit an amount in cash equal to the Exercise Price with the Escrow Agent. Upon receipt in full of the Exercise Price from the Parent, the Parent will instruct the Escrow Agent to (i) release to the Parent the number of Option Escrow Shares equal to the number of shares of Parent Common Stock issued to such Optionee, and (ii) pay to the Principal Stockholders the aggregate amount of the Exercise Price.

            (b) In the event an Optionee elects, pursuant to the Plan, to tender the number shares of Parent Common Stock of equal value to the Exercise Price of such Optionee's option in accordance with Article Two, Section VII(A)(2)(a) of the Plan (a "Cashless Exercise"), the Parent shall provide notice to the Principal Stockholders and the Escrow Agent of such Cashless Exercise, including the number of shares of Parent Common Stock surrendered in payment of the Exercise Price of such Roll-Over Options and the date of such issuance. After receipt of written instructions from the Parent, a copy of which the Parent shall provide to the Principal Stockholders, the Escrow Agent shall promptly (i) release to the Principal Stockholders a number of Option Escrow Shares equal to the number of shares surrendered by the Optionee in payment of the Exercise Price and (ii) release to the Parent a number of Option Escrow Shares equal to the number of shares issued to the Optionee by the Parent.

            (c) Upon the expiration or forfeiture of any Roll-Over Options (each such event an "Option Termination"), the Parent shall provide notice to the Principal Stockholders and the Escrow Agent of such Option Termination, including the number of shares of Parent Common Stock that would have been issuable prior to such Option Termination and the date of such Option Termination. After receipt of written instructions from the Parent, a copy of which the Parent shall provide to the Principal Stockholders, the Escrow Agent shall release to the Principal Stockholders a number of Option Escrow Shares equal to the number of shares of Parent Common Stock that would have been issuable upon exercise of any such expired or forfeited Roll-Over Options.

            (d) In the event that Parent makes any adjustments to the Roll-Over Options that result in such Roll-Over Options becoming Adjusted Options, the Parent shall provide notice to the Principal Stockholders and the Escrow Agent of such adjustment. After receipt of written instructions from the Parent, a copy of which the Parent shall provide to the Principal Stockholders, the Escrow Agent shall promptly release to the Principal Stockholders a number of

Option Escrow Shares equal to the aggregate number of shares of Parent Common Stock that are issuable upon exercise of any such Adjusted Options and the Parent shall have no further obligations under this Escrow Agreement with respect to such Adjusted Options, including but not limited to under this
Section 2.

      3.    CONCERNING THE PARENT COMMON STOCK.

            3.1.  Conversions, Dividends, Stock Splits, Mergers, Etc.

            (a) So long as any of the Option Escrow Shares are held by the Escrow Agent hereunder, (i) all cash dividends and distributions paid or made in respect of the Option Escrow Shares held by the Escrow Agent shall be paid to the Principal Stockholders as and when distributed, and (ii) all other dividends and distributions paid or made in respect of the Option Escrow Shares held by the Escrow Agent (including without limitation all dividends and distributions made in connection with any recapitalization, reclassification, split, combination or exchange or shares) shall be held by the Escrow Agent as Option Escrow Shares as applicable. All stock dividends shall be issued in the name of the Principal Stockholders and shall be endorsed in blank for transfer and deposited with the Escrow Agent as Option Escrow Shares hereunder.

            (b) If the Parent shall enter into any transaction in which shares of Parent Common Stock are converted into the right to receive cash, securities or other property the Principal Stockholders may, in his or her sole discretion, take all actions necessary or advisable in connection with such transactions, including, without limitation, with respect to the execution and delivery of any letters of transmittal or similar documents relating to such transaction and the exercise of any dissenter's rights in respect thereof, and the Escrow Agent shall cooperate with the Principal Stockholders in connection with effecting such action, including, without limitation, by releasing directly to the Parent for conversion in connection with such transaction any Option Escrow Shares to be delivered with such letters of transmittal.

            Any securities received by the Principal Stockholders in respect of Option Escrow Shares in such a transaction ("Replacement Securities") shall be deposited directly into the Escrow Account, and the Principal Stockholders shall provide stock powers, duly endorsed in blank by the Principal Stockholders, with respect thereto. Any such Replacement Securities shall be held and distributed as though they were Option Escrow Shares hereunder.

            Any cash or property other than securities received by the Principal Stockholders in respect of Option Escrow Shares in such a transaction (the "Escrowed Property") shall be initially deposited with the Escrow Agent, and the Escrow Agent shall promptly notify the Parent and the Principal Stockholders of the such deposit. After the Parent has received such notice, the Parent shall instruct the Escrow Agent in writing to promptly distribute to the Principal Stockholders the Escrowed Property, PROVIDED, that no Escrowed Property shall be distributed to the Principal Stockholders, and no instructions with respect thereto shall be given by the Parent, if such a distribution would cause the number of Option Escrow Shares to be reduced below the Minimum Escrow Number.

            (c) In the event that any tender or exchange offer for shares of Parent Common Stock is commenced at any time at which there remain Option Escrow Shares, the Principal Stockholders may, in his or her sole discretion, direct Escrow Agent to cause the Option Escrow Shares to be duly tendered into such tender or exchange offer. Any Replacement Securities or Escrowed Property received in respect of such tendered Option Escrow Shares shall be held and released in the manner specified in Section 3.1(b) hereof.

            3.2. Voting Rights. All voting rights of the shares of Parent Common Stock held by the Escrow Agent shall be vested in the Principal Stockholders unless and until such shares of Parent Common Stock are released pursuant to Section 2 hereof.

      4. INVESTMENT OF ESCROWED FUNDS. Until the termination of this Escrow Agreement and the release of the Option Escrow Shares and other property held by the Escrow Agent pursuant hereto, the Escrow Agent shall, invest the Escrowed Funds in Fidelity Treasury Money Market Fund #77, unless otherwise instructed in writing by Principal Stockholders, invest and reinvest any portion of the escrowed property held by the Escrow Agent hereunder which consists of cash or cash equivalents (the "Escrowed Funds"). Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which the Principal Stockholders Representatives direct the Escrow Agent to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may reasonably require. The Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless the Escrow Agent is other otherwise directed in such written instructions, the Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with the Escrow Agent or any of its affiliates. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that the Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement. Any interest or other income earned from the investment of the Escrowed Funds shall be immediately payable to the Principal Stockholders to whom such Escrowed Funds are attributable.

      5.    TAX RELATED TERMS.

            5.1. Tax Reporting. For tax reporting purposes, all interest or other income earned from the investment of the Escrow Funds in any tax year shall (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Escrow Agreement during such tax year, be allocated to such person or entity, and (ii) otherwise shall be allocated to such person or entity that receives income based on the Escrow Funds or Option Escrow Shares.

            5.2. Certification of Tax Identification Number. Each of the Principal Stockholders and the Parent hereby agree to provide the Escrow Agent with certified tax identification numbers by each signing and returning a Form W-9 (or Form W-8, in case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Funds is credited to the Escrow Funds. The Principal Stockholders and the Parent understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Funds.

      6. RESPONSIBILITY OF ESCROW AGENT. The Escrow Agent shall not be responsible for the genuineness of any signature or document presented to it pursuant to this Escrow Agreement and may rely conclusively upon and shall be protected in acting upon any judicial order or decree, certificate, notice, request, consent, statement, instruction or other instrument reasonably believed by it in good faith to be genuine or to be signed or presented by the proper person hereunder, or duly authorized by such person or properly made. Notwithstanding anything to the contrary in this Escrow Agreement, prior to taking any action hereunder, the Escrow Agent may, if in doubt regarding its duties and obligations, seek instructions from the Parent and the Principal Stockholders, and if such instructions are in conflict, the Escrow Agent may seek instructions or other relief (including but not limited to interpleader) from a court of competent jurisdiction, and further may request such evidence, documents, certificates or opinions as it may deem appropriate. The Escrow Agent shall be entitled to retain counsel both to advise it and in connection with any court action, and such counsel's reasonable attorneys' fees shall be borne equally by the Principal Stockholders on the one hand and the Parent on the other. The Escrow Agent shall be entitled to act in reliance upon the advice of counsel in all matters pertaining to this Escrow Agreement, and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. The Escrow Agent shall not be responsible for any of the agreements contained herein except the performance of its duties as expressly set forth herein. The duties and obligations of the Escrow Agent hereunder shall be governed solely by the provisions of this Escrow Agreement, and the Escrow Agent shall have no duties other than the duties expressly imposed herein and shall not be required to take any action other than in accordance with the terms hereof. The Escrow Agent shall not be bound by any notice of, or demand with respect to, any waiver, modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement, unless in writing and signed by the Parent, the Principal Stockholders and the Escrow Agent. In the event of any controversy or dispute hereunder or with respect to any question as to the construction of this Escrow Agreement, or any action to be taken by the Escrow Agent hereunder, the Escrow Agent shall incur no liability for any action taken or suffered in good faith, its liability hereunder to be limited solely to gross negligence or willful misconduct on its part. The Parent and the Principal Stockholders (in the case of the Principal Stockholders, in the event of their negligence or willful misconduct only) agree to indemnify and hold the Escrow Agent harmless, and further to protect and defend the Escrow Agent (with counsel selected by the Escrow Agent) against any losses, liabilities and damages incurred by the Escrow Agent as a consequence of any action taken or omitted to be taken by it in the performance of its obligations hereunder (including, without limitation, the reasonable fees and disbursements of counsel), with the exception of any losses, liabilities and damages arising from the Escrow Agent's gross negligence or willful misconduct. The representations and obligations of the Principal Stockholders and the Parent to the Escrow Agent in this Escrow Agreement shall survive the termination of this Escrow Agreement and shall be applicable whether or not The Chase Manhattan Bank is serving as Escrow Agent.

      7. FEES OF ESCROW AGENT. Parent hereby agrees with the Principal Stockholders and the Escrow Agent to pay the Escrow Agent for its services hereunder in accordance with the Escrow Agent's fee schedule attached as
Schedule 7 hereto and to pay all out-of-pocket expenses reasonably incurred by the Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, attorney's fees, brokerage costs and related expenses incurred by the Escrow Agent but specifically excluding taxes payable by the Escrow Agent with respect to the receipt of its fees hereunder. The foregoing notwithstanding, the Parent and the Principal Stockholders shall be jointly and severally liable to the Escrow Agent for the payment of all such fees and expenses. In the event the Parent and the Stockholders for any reason fail to pay any such fees and expenses as and when the same are due, such unpaid fees and expenses shall be charged to and set off and paid from the Escrow Account by the Escrow Agent without any further notice.

      8. NOTICES AND COMMUNICATIONS. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

            (a)  If to the Principal Stockholders, to:

                              Anousheh Ansari
                              Telecom Technologies, Inc.
                              1701 North Collins Boulevard
                              Suite 300
                              Richardson, TX  75080
                              Facsimile:  (972) 680-6329

                        Copy to:

                              Wachtell, Lipton, Rosen & Katz
                              51 West 52nd Street
                              New York, NY  10019
                              Facsimile:  (212) 403-2000
                              Attention:  Andrew J. Nussbaum, Esq.

            (b)  If to Parent, to:

                              Sonus Networks, Inc.
                              5 Carlisle Ave.
                              Westford, MA  01886
                              Facsimile:  (978) 392-8182
                              Attention: General Counsel

                        Copy to:

                              Bingham Dana LLP
                              150 Federal Street
                              Boston, MA  02110
                              Facsimile:  (617) 951-8736
                              Attention:  David L. Engel, Esq. and
                                          Johan V. Brigham, Esq.

            (c)  If to Escrow Agent, to:

                              The Chase Manhattan Bank
                              600 Travis, Suite 1150
                              Houston, TX  77002
                              Facsimile:  (713) 216-6927
                              Attention:  Greg Campbell

                        Copy to:

                              -----------------------------------

                              -----------------------------------

                              -----------------------------------
                             Attention:
                                        -------------------------



      9. TERM; AMENDMENTS; SUCCESSORS. Except as otherwise provided herein, this Escrow Agreement shall continue until the later of December 31, 2002 and the date on which all of the Option Escrow Shares have been distributed as provided in Section 2 hereof, PROVIDED that the Parent and the Principal Stockholders may earlier terminate this Escrow Agreement upon their mutual written consent. This Escrow Agreement may be amended only as provided in
Section 6 hereof and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      10. COUNTERPARTS. This Escrow Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. In making proof of this Escrow Agreement it shall be necessary to produce or account for only one such counterpart signed by or on behalf of the party sought to be charged herewith.

      11. SUCCESSOR ESCROW AGENT. The Escrow Agent may resign upon thirty (30) days' prior written notice to the Parent and the Principal Stockholders. Upon the resignation of the Escrow Agent, the Parent and the Principal Stockholders shall appoint a successor escrow agent or otherwise provide for the disposition of shares or other property held by the Escrow Agent by notice in writing to the Escrow Agent. The Escrow Agent's sole responsibility after such 30-day notice period expires shall be to hold the Escrowed Shares and Escrow Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent's obligations hereunder shall cease and terminate. The incumbent Escrow Agent shall deliver to the successor escrow agent the stock certificates representing the Option Escrow Shares and any other property held by it in escrow hereunder, less any property sold or liquidated by it to pay its delinquent, unpaid fees and expenses, as provided in said notice.

      12. ENTIRE AGREEMENT. This Escrow Agreement, except with respect to the Parent and the Principal Stockholders, contains the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. No prior agreement, either written or oral, shall be construed to change, amend, alter, repeal or invalidate this Escrow Agreement.

      13. REPRESENTATIONS OF THE PARENT AND THE PRINCIPAL STOCKHOLDERS. Each of the Parent and the Principal Stockholders represents and warrants to the Escrow Agent that it or they has the power and authority to enter into this Escrow Agreement and to carry out its or their obligations hereunder, that it or they has duly authorized, executed and delivered this Escrow Agreement, and this Escrow Agreement is its or their valid and binding obligation.

      14. GOVERNING LAW. The validity, enforceability and construction of this Escrow Agreement shall be governed by the laws of the State of Delaware.

      15. SCOPE OF UNDERTAKING. The Escrow Agent's duties and responsibilities in connection with this Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. The Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. The Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Escrowed Shares and Escrow Funds other than as expressly set forth herein and shall not be required to deliver the Escrowed Shares and Escrow Funds or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Escrowed Shares and Escrow Funds as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that the Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the Parent or Principal Stockholders or any of them. The Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Section 6(a) hereinabove, its own willful misconduct or gross negligence. It is the intention of the parties hereto that the Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

      16. TERMINATION. This Escrow Agreement shall terminate upon the disbursement, in accordance hereto, of the Escrowed Shares and Escrowed Funds in full; PROVIDED, HOWEVER, that in the event all fees, expenses, costs and other amounts require to be paid to the Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Sections 6 and 7 hereof shall survive the termination hereof.

      17. FUNDS TRANSFER. (a) In the event funds transfer instructions are given (other than in writing at the time of execution of the Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the Parent or the Principal Stockholders, as applicable, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

            (b) It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify
(i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank, designated.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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

            IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as an instrument under seal as of the day and year first written above.

                                    SONUS NETWORKS, INC.


                                    By:  /s/ Hassan Ahmed
                                         -------------------------------
                                           Hassan Ahmed, President


                   [SIGNATURES CONTINUE ON FOLLOWING PAGE(S)]

Attest:                                        PRINCIPAL STOCKHOLDERS


                                                 /s/ Anousheh Ansari
------------------------                       ---------------------------------
                                                 Anousheh Ansari
Attest:

                                                 /s/ Hamid Ansari
------------------------                       ---------------------------------
                                                 Hamid Ansari

Attest:                                        THE CHASE MANHATTAN BANK
                                                 as Escrow Agent


  /s/ May Mg                               By:   /s/ Greg Campbell
------------------------                       ---------------------------------
                                                 Name:   Greg Campbell
                                                 Title:  Assistant Vice
                                                         President & Trust
                                                         Officer
                                                 Address:

                   [SIGNATURES CONTINUE ON FOLLOWING PAGE(S)]